Exhibit 99.1

VistaGen Therapeutics Announces Appointment of Joanne Curley, Ph.D. to its Board of Directors

Dr. Curley brings extensive pharmaceutical industry experience in product development, commercialization and operations as VistaGen advances late-stage development of its product candidates for anxiety and depression disorders

SOUTH SAN FRANCISCO, Calif., April 27, 2021 (GLOBE NEWSWIRE) -- VistaGen Therapeutics, Inc. (NASDAQ: VTGN), a biopharmaceutical company committed to developing a new generation of medicines with the potential to go beyond the current standard of care for anxiety, depression and other central nervous system (“CNS”) disorders, today announced the appointment of Joanne Curley, Ph.D. to its Board of Directors (“Board”). Following the appointment of Dr. Curley, VistaGen’s Board will be comprised of seven directors.

“Joanne brings more than 25 years of pharmaceutical industry experience across numerous key operational and therapeutic areas,” said Shawn Singh, Chief Executive Officer of VistaGen. “Her track record of propelling seven products from early development through regulatory approval is impressive and reflects her extensive experience and understanding of the entire life cycle of drug development. As we expand our business and pursue our mission to improve mental health and well-being for individuals in the U.S. and abroad, her tremendous leadership, creativity and expertise will be invaluable to VistaGen.”

Dr. Curley is currently the Chief Development Officer at Vera Therapeutics, Inc. Prior to joining Vera, Dr. Curley spent 15 years with Gilead Sciences, during which time the anti-viral portfolio grew from four to seventeen commercial products. While at Gilead, Dr Curley led Project and Portfolio Management with oversight of the development pipeline across four therapeutic areas and was responsible for research and development governance. Before Gilead, Dr. Curley worked as an aerosol formulation scientist and subsequently as a project leader at Nektar Therapeutics. She received a BSc in Physics and Chemistry from Trinity College, Ireland, a Ph.D. in Polymer Science and Engineering from the University of Massachusetts, Amherst and completed a post-doctorate at Massachusetts Institute of Technology and Harvard Medical School, focused on long-acting biodegradable formulations.

About VistaGen

VistaGen Therapeutics is a biopharmaceutical company committed to developing and commercializing innovative medicines with the potential to go beyond the current standard of care for anxiety, depression, and other CNS disorders. Each of VistaGen's three drug candidates has a differentiated potential mechanism of action, has been well-tolerated in all clinical studies to date and has therapeutic potential in multiple CNS markets. For more information, please visit www.VistaGen.com and connect with VistaGen on Twitter, LinkedIn, and Facebook.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Our actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties relating to delays in launching and/or conducting our planned clinical trials, including delays due to the impact of the COVID-19 pandemic; fluctuating costs of materials and other resources required to conduct our planned clinical and non-clinical trials; continued uncertainty with respect to the COVID-19 pandemic; market conditions; the impact of general economic, industry or political conditions in the United States or internationally; adverse healthcare reforms and changes of laws and regulations; manufacturing and marketing risks, including risks related to the COVID-19 pandemic, which may include, but are not limited to, unavailability of or delays in delivery of raw materials for manufacture of our CNS drug candidates and difficulty in initiating or conducting clinical trials; inadequate and/or untimely supply of one or more of our CNS drug candidates to meet demand; entry of competitive products; and other technical and unexpected hurdles in the development, manufacture and commercialization of our CNS drug candidates; and the risks more fully discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the year ended March 31, 2020, and in our most recent Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, other than as may be required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

VistaGen Company Contacts
Mark McPartland / Mark Flather
VistaGen Therapeutics
Phone: (650) 577-3606
Email: IR@vistagen.com